NIKE, Inc.
                    Q205 Earnings Release Conference Call
                          Moderator: Pamela Catlett
                             December 16, 2004
                               4:00 p.m. CT



Operator: Good day and welcome to the Nike second quarter 2005 earnings conference call. Today's call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Ms. Pamela Catlett, Vice President of Investor Relations. Please go ahead, ma'am.

Pamela Catlett: Thank you. Good afternoon and Happy Holidays everyone. We're pleased you're joining us today to discuss Nike's fiscal 2005 second quarter results. For those of you who need to reference our release, you'll find it on our Web site, Nike - www.nikebiz.com. You'll also find extended information on the website about some of the highlights we'll be discussing today.

Participants in today's call are Phil Knight, Chairman and Chief Executive Officer; Charlie Denson and Mark Parker Presidents of the Nike Brand; and Don Blair, Nike's Chief Financial Officer. Each of today's participants will provide brief prepared remarks, which will also be available on the website, following the call.

Before I turn it over to Don, let me remind you that on this call, we're going to make forward-looking statements based on our current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K and 10-Q. Some forward-looking statements contains futures orders that are not necessarily indicative of total revenues for subsequent periods, due to order - due to cancellations and a mix of futures, and at once orders, which may vary significantly from quarter to quarter.

In addition it's important to remember a significant portion of our business including equipment, most of Nike Retail, Nike Golf, Converse, Cole Haan, Bauer, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally during this conference call, we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. In this call, we may also discuss non-public financial and statistical information, which is also publicly available on that site. Now here's Don Blair.

Don Blair: Thanks, Pam. Well as you now know, our business momentum continued in the second quarter, as our global portfolio continued to deliver outstanding growth.

For the quarter our revenues grew 11 percent to $3.1 billion. Changes in currency exchange rates accounted for about three points of growth. Acquisitions had a negligible impact on our second quarter revenue growth, since we've now passed the anniversary of the acquisition of Converse, and the impact of the Starter acquisition was not material at this quarter.

Diluted earnings per share for the quarter were 97 cents, up 47 percent versus fiscal 2004. For the quarter, our consolidated gross margin was 44.1 percent, up 1.80 basis points versus last year's second quarter. Gross margins improved in each of our regions and for our other businesses as a whole. Our international regions accounted for about half of the consolidated gross margin improvement as positive currency changes were partially offset by the impact of higher inventories and additional discounts in Europe and Asia. Overall, the gross impact of currency movements was 1.6 points consolidated gross margin.

As expected, the growth in SG&A spending moderated in the quarter, largely as a result of demand creation investments made during the first quarter, around the summer's global sporting events.

Futures orders for the next five months grew 9.1 percent, in both real and constant dollars. Our trailing 12-month return on invested capital was 22.9 percent. And over the first six months of fiscal 2005, we've generated $622 million of free cash flow from operations.

I should note that since return on invested capital, and free cash flow from operations are non GAAP terms, we've posted the definitions and calculations on our Web site.

We also continue to deliver significant amounts of cash to shareholders. Over the first six months of the year, we've paid out $105 million in dividends. And last month, we raised our dividend 25 percent to annual rate of $1 per share. Over the same six month period, we've also repurchased $204 million of our own stock.

In our European region, which includes the Middle East and Africa, revenues grew 13 percent in Q2, with about eight points of the growth coming from more favorable exchange rates. Footwear revenues grew 13 percent, apparel revenues advanced 14 percent, and equipment revenues were up 18 percent.

Revenue growth for the quarter was driven by strong sales in Italy, and the emerging markets in central Europe, Turkey and Russia, partially offset by lower revenues in France. Sales through Nike owned retail stores also grew strongly, reflecting the addition of new factory outlet stores in the region.

Gross margins in Europe expanded 2.6 points for the quarter, accounting for 80 basis points of our consolidated margin improvement. Improved foreign exchange rates were the main driver of gross margin improvement in Europe, partially offset by higher close-outs across all product business units.

Reported second quarter, pre tax income for the European region increased 43 percent to $198 million, reflecting growth in revenues and gross margins, SG&A leverage, and the positive impact of the stronger Euro.

In the Asia Pacific region, revenues increased 17 percent in the second quarter. About three points of the increase came from stronger currencies. Footwear reported 15 percent growth, while apparel grew 19 percent, and equipment advanced 23 percent. Revenues in China doubled in Q2, while Japanese revenues, again, grew double digits. For the quarter, Asia Pacific gross margin advanced 40 basis points, account for a tenth of a point of the consolidated gross margin improvement. Reported pre tax income for the quarter, grew 14 percent to $112 million.

The America's region delivered a stellar second quarter, as revenues grew 23 percent. And reported pre tax income grew 43 percent. Stronger currencies accounted for about a point of revenue growth. Gross margin improved one-and-a-half points in the quarter, accounting for about a tenth of a point of the consolidated gross margin improvement for Nike, Inc, while SG&A growth slowed following the heavy demand creation investments in the first quarter.

Every country in the region posted higher sales for the quarter, with the strongest results in South America.

Our US region delivered another outstanding quarter, as revenues advanced five percent, and reported pre tax income grew 21 percent. Strong growth from athletic specialty accounts, particularly Footlocker and Finish Line drove much of the top line growth, although our business also advanced strongly with key accounts in other channels. Comparable store sales for Niketown stores grew seven percent in the second quarter, reflecting the continuing strength of the brand, and improved store operations.

Footwear revenue for the US region grew nine percent in the second quarter, driven by a modest increase in unit sales, and a significantly higher average price per pair reflecting strength in higher priced sport performance models.

Apparel sales in the US fell three percent as double digit growth and branded apparel was more than offset by a steep decline in licensed apparel. The increase in branded apparel was driven by strength in sport performance and women's products, across a variety of accounts.

Sales of licensed apparel fell more rapidly than expected, due to expiration of our licensing agreement with the NBA and a shift in consumer preference towards branded apparel.

US futures orders scheduled for delivery from December through April of next year, rose about 10 percent versus the year ago period. As we've discussed on many occasions, these reported futures do not cover some components of our overall revenues, such as licensed apparel, close-outs, at once orders, and retail sales. As a result, revenue growth for a given period, may not track precisely in line with futures growth. Over the balance of the year we expect US revenue growth in the low to mid single digits, below our futures growth primarily due to lower revenues from these non-futures sources.

Gross margins in the US advanced 1.1 points for the quarter, driving 40 basis points of our consolidated gross margin improvement. Gross margins improved across all three of our product businesses, although, footwear continued to drive the growth for a combination of higher inline markets, and fewer close outs.

Lower SG&A spending combined with higher revenues and gross margins drove management pre tax income to $233 million of 21 percent versus last year's second quarter. In the US region, demand creation spending declined versus the prior year quarter, and operating overhead grew less than one percent.

For the quarter, revenues from our other businesses, grew 12 percent to $382 million. Cole Haan delivered the largest share of the revenue growth, posting an 18 percent increase for the second quarter. Our other businesses earned $21 million of pre tax profit, driven primarily by higher profits of Cole Haan and Converse and the addition of Exeter.

Consolidated SG&A spending for Nike, Inc, grew eight percent in the quarter, driven by a three percent increase in demand creation, and an 11 percent increase in operating overhead.
Changes in exchange rates accounted for about three points of the increase for both demand creation, and operating overhead.

As expected, demand creation spending eased in the second quarter, following our first quarter investments in advertising behind the summer's global sporting events. In addition to the impact of currency, the increase in operating overhead reflected higher personnel costs due to increased head count, higher wages and benefits, and incentive based compensation reflecting a company's strong sales and profit growth. We continue to invest in Nike owned retail stores, implementation of new systems and infrastructure to support the growth of emerging markets in Asia, and central Europe.

Other expense in the second quarter includes foreign currency losses, primarily from hedging. These losses were slightly higher than for the second quarter last year. The net effect of these foreign currency losses, and the favorable translation of foreign currency denominated profits, was $17 million of additional pretax income for the quarter.

Our effective tax rate for the quarter was 35 percent bringing our year-to-date rate to 35.2 percent, our current estimate for the full year.

The strength of our balance sheet also continues to be a highlight of our financial performance. Our balance of cash and short investments was $1.7 billion as of the end of the quarter. Our interest bearing debt was $850 million as of the same date.

Worldwide inventory, one of our most important operational metrics is also in excellent shape. As for - as of November 30th, worldwide inventories were six percent higher than a year ago with currency changes accounting for about five points of growth.
Inventory in the US fell seven percent.

At the end of the quarter, accounts receivable were eight percent higher than the prior year. Stronger foreign currencies accounted for about six points of the growth.

As you'd expect, we're very encouraged by the performance of our portfolio of businesses so far this year.

Over the balance of the year, we expect mid single digit revenue growth, bringing our full year in to the high single digit, or low double digit range. We expect low double digit revenue growth in the third quarter, reflecting the strength of Q3 futures. For the fourth quarter, we expect low to mid single digit growth, driven largely by lower growth in the US as discussed earlier.

For the year, we still anticipate that better foreign exchange head rates will enable us to be more competitive in Europe and Asia and grow our overall gross margin percentage. We expect balance of year gross margin will be broadly consistent with the first half. The increase in gross margin should be greater in the third quarter, than the fourth, since the year-over-year improvement in hedge rates will be more significant.

For the balance of 2005, we're not planning SG&A spending relative to revenue at about the same level as the first half of the year. As a result of our strong results thus far this year, we'll be taking the opportunity to accelerate development of our business, and several emerging markets and product categories. As indicated earlier, we do expect the timing of demand creation spending to result in a relatively lower level of SG&A spending in the fourth quarter.

So in summary, we're very pleased with the year so far, and feel confident that we're in a position to deliver another great year for our shareholders.

So with that, I'll turn the floor over to one of those shareholders, the Chairman and CEO of Nike, Mr. Philip H. Knight.

Philip Knight: Thank you, Donald. It was in June 2002 on this conference call, when I announced that this would be my last conference call. But the results for this quarter were so good, that I had to come back and take credit for them.

The actual truth is reverse. I would first of all like to recognize Mark and Charlie who have been the heroes over this last two-and-a-half years and beyond. That they were fairly new in their tenure as presidents of Nike brand in June of 2002. The stock price was $41 a share then, and basically, I think, the results just speak for themselves, and are a tribute to the two of them, and to the rest of the management team, including but not limited to Don Blair, Mindy Grossman, Gary DeStefano, Roland Wolfram, Mary Kate Buckley, Eric Sprunk and many, many others.
And we're really pleased with the management team we have in place now. And I think, again, that the results really speak for themselves.

The biggest single reason that Pam ordered me to show up today is because we announced that there will be a new CEO effective December 28th. And that's Bill Perez who's coming to us from SC Johnson. And I think, I guess, the first question is why now?
And as I said to our people, I think, what I didn't want to happen is to have a situation when earnings were going down, and that I was sick and passed my last physical and earnings are going up. And man is mortal, so that it is a good time as far as brining in a CEO.

The other question, of course, obviously is inside versus outside. And while this may have appeared a sudden decision to the outside world, and maybe to even a few people at Nike, it was something that was thought about and agonized for more than two years. And it went back and forth between inside versus outside. And I think, that what I've said, if this were just a Nike brand situation, we would not have gone outside.

But in looking forward, you say that in the next five years, the brand other than Nike, this is not a forecast or prediction, but a brand other than Nike could be as much as 25 percent of our total volume, which makes a much more complex picture than what we have today. And one, that I think, is healthier, but again more complex. And so if there was somebody from the outside, that I thought could have the skill set, and would fit in culturally I thought that was what I would do, and that's what I did do.

I think that SC Johnson where Bill Perez comes from, it's not a publicly traded company. It doesn't have a high profile outside of its Wisconsin base, but it is a company that's well run. He's been CEO there for the last eight years. He's had great results. He's got multiple brands selling in 110 different countries. A smaller company, but a more complex portfolio than we have here. And I think that he brings skills that will be helpful.

I think that beyond that, one of the things that's allows us to be successful over this last few years has been the great personal characteristics of both Mark and Charlie, that have been team players, that have subverted their own egos for the good of the team. And I think, Bill Perez fits in that equation pretty well. And that you'll get a situation where the turnover to Bill and Mark and Charlie, is something that I think is, once they get through the initial period of feeling each other out, I think that it will be a very healthy team.

And at the end of the day, this is a challenge. And again, this not a prediction or a forecast. The challenge is not to get Nike, Incorporated stock to $100 a share. The challenge is to get it to $200 part a share. And that was a big part of mind set. And that
- I hope that gives a little bit of an explanation on why we've done what I did.

But don't just take my word for it, obviously. Go on and check his references, and a lot of our big shareholders have done that, and have been impressed by what they've found. And I think he expects to be in New York in March to meet with the New York area shareholders and financial people. But over and above and beyond everything is our results, watch how we do. And, I think, we've got a great future.

And with that, I will turn it over to one of the real heroes over the last three-and-a-half years, over the last 25 years, and the last quarter, Mr. Mark Parker.

Mark Parker: Thanks very much, Phil, and good afternoon everyone. Each quarter, I try to give you our perspective on the strength of the Nike brand in the marketplace. Last quarter on this call, we talked about the great position we believe we're in, and how our branch strength and business growth would build on the summer of sport, supported globally by the Nike "Speed" initiative.

Based on the results that Don presented to you earlier, I think you'll agree that our confidence was warranted. We're certainly seeing signs of continued brand strength across the sport and active lifestyle spectrum of our business. But I want to focus my comments in the brief time I have with you this afternoon on the core performance sports for Nike, particularly running, basketball and American football.

Starting with running, our largest category. We're seeing a resurgence in running that is very exciting, and we're supporting the growth of running in many different ways. For example, more than 9,000 women ran in the inaugural Nike's women's marathon in San Francisco on October 24th. Over 50,000 runners participated in the popular run hit wonder race tour in LA, Chicago, Portland and New York. And just two weeks ago, the fourth annual Nike run London 10K had 30,000 runners all wearing Nike Dri-Fit product. We're seeing a great trend of more and more younger runners showing up for these events. In fact, cross country is one of the fastest growing high school sports in the US.

Two weeks ago, we hosted the Nike team nationals here in Portland featuring 40 of the top high school aged cross country clubs in the nation, male and female. And we drew over 4,000 spectators. It's just another example of the many grass roots efforts our running team supports in the US and over seas.

For a company that was founded by runners for runners, this running renaissance especially by teenage athletes is a great sign of potential future growth opportunity in this category for Nike. This quarter, our global running footwear revenues were up 10 percent, and increased 13 percent in the US. Our futures orders for running indicate sustained growth in this category.

Another area of continued strength for Nike is in basketball. On the court, both Lebron James and Carmelo Anthony have already passed 2,000 career points, and they did it while playing in fewer than 100 career games. Even more importantly, both the Cleveland Cavaliers, and Denver Nuggets are improving. And the Cav's are actually at the top of their conference.

At retail, Carmelo's first signature show, the Melo 1.5 has generated strong sell through as has Lebron's Air Zoom Generation
II. And while I'm talking about Air Zoom, I want to acknowledge the tremendous success we've seen with the Air Zoom Vick II worn by the incomparably gifted and exciting Michael Vick, who has lead the Falcons to a post season berth in the NFL playoffs.

On the college grid, our two Nike team sports partners, USC and Oklahoma will face off in the Orange Bowl for the Bowl Champion
Series Championship. And seven of the eight bowl teams will be wearing Nike footwear.

NCAA basketball is just getting started on its drive towards March Madness. College licensed apparel now makes up the majority of our licensed apparel business. And it's definitely been a bright spot, in what has been a tougher team sports market overall.

Across the board, we're seeing sustained growth in the core sports, helping to drive our performance footwear and apparel business. We've not reported six seasons of positive footwear futures, extending now through late sprint '05. And what makes me even more excited is the fact that we've been seeing positive sell throughs throughout our account base. I believe that these are clear signs that we're managing the marketplace well. I'm also very pleased that we continue to see the average footwear price moving upward.

Not only does Nike continue to lead as the premium footwear brand in the US marketplace, we're also doing so across two very distinctive technological platforms, Nike Air, and Nike Shox. In October we launched the shocks 2:45, our best shocks running shoe to date. During its two months on the market, we've seen solid sell through of this product. And as for our overall Shox business, we've seen growth of over 100 percent, for this past calendar year versus the prior year. And we continue to be excited and confident about the ongoing growth potential of Nike shocks products.

And in the coming months, we'll expand our introduction of the new Nike Free footwear, an incredibly strong technological innovation developed in partnership with university research on technical training. And by the way, these are great looking shoes. You'll see a lot more of Nike Free in 2005.

In apparel Nike Sphere and Nike Pro Compression are true product innovation success stories. Nike Sphere represents our relentless focus on innovation and sport with fabrications that literally open and close depending on the temperature and environmental conditions. Clearly this has broad application across multiple sport categories. For example, in tennis where next month, Serena Williams, Maria Sharapova, Roger Federer and other Nike tennis athletes will compete at the Australian open, wearing products featuring Nike Sphere "Cool" technology.

Pro compression is an authentic first layer performance product that is worn by more athletes on the field than any other product including more than 40 college football teams, and most players in major league baseball. Its strong performance message puts us in a powerful position going in to the third quarters as we launch a major integrated story centered in Nike Pro. We're focused on the high school and collegiate on field athletes.

Shifting briefly to brand marketing, and Nike's unique ability to connect via TV and Internet, I'd like to quickly talk about the success of the poignant ad we aired in October called "Finally." Really, the title sums it up. After 86 years, the passion and loyalty of Red Sox fans were rewarded. And we honored that great sports moment with a very simple add featuring generations of Boston fans rooting their team to a championship that seemed to never come until this October.

The ad generated the highest traffic in downloading of any Nike ad on Nike.com, and clearly resonated with Red Sox and baseball fans everywhere.

At the same time that our brand continues to be hot in the core sports arena, we're also driving profitability through operational excellence. As you heard from Don, our gross margins are 44.1 percent in part driven by currency, and in part driven by the increasing benefits we're deriving from our global supply chain improvement.

Improvements which include a much clearer view of inventory and shipments from any of our factor partners putting us in a much better position to meet customer requirements more effectively and efficiently. We also have the ability to analyze cost variances in a more detailed level, which allows us to better manage our margins. The total impact of the many capabilities like these is translating in to improved profitability and customer satisfaction.

I'm pleased to see Nike's sustained growth is coming from not just one category or region but from across multiple sport categories, multiple geographic regions and multiple brands. Performance sport, and active life, core and non-traditional sports, the Nike brand, and the brands in the corporate portfolio - on every front, we're seeing growth and growth opportunities.

I think Charlie will agree that in our 25 years in the industry, we've never seen a global marketplace, where there's so much potential opportunity. And never have we seen a better - never have we been in a better position to capitalize on these opportunities and continue to build brand strength, which is a good time to take a moment to welcome Bill Perez to Nike. Clearly, Bill brings to Nike a personal passion for sports, and perhaps, more importantly, as Phil said, the expertise to manage and grow successfully in multi brand portfolio.

With Bill taking the helm of Nike Inc, Charlie and I can stay focused on realizing the great opportunities for the Nike brand. And before, I turn things over the Charlie Denson, I'd like to wish everyone a very happy holiday and health and prosperity in the New Year. Charlie.

Charlie Denson: Thanks, Mark. Hello, everyone. Thanks for joining us today, and happy holidays. And as Don has highlighted, we put up another record quarter which is making this holiday season that much more enjoyable for everyone here at Beaverton. With half of fiscal 2005 behind us, we're confident that our strategy for generating consistent, profitable growth is sound and our management team is executing effectively.

It was almost a year ago today when I said that our industry in the US was in its healthiest state in over five years. Today, I'm happy to tell you that the US market remains very strong. And that Nike has been a major driver of that sustained strength. The energy we're creating with our steady stream of innovative performance footwear and apparel, focused brand messaging and connections with the best athletes and teams and sports, is generating a level of excitement in the marketplace we haven't seen in years.

I have to admit, over the last couple of years, we've spent a good deal of time communicating to this audience about our global portfolio, the benefits of that diversity and our ability to deliver consistent results. That said, it sure makes things easier when we have our biggest market providing above average growth. All of this translates in to the kind of results that we're reporting today, including the five-month futures that are up 9.1 percent globally, and 9.6 percent in the USA. It's very gratifying to see the strategies we've laid out over the past several years continue to deliver results. For those of you who know us, it won't surprise you to hear how strong we feel both about our current success, as well as how bullish we are on the future. We see lots of opportunity to continue to capitalize on our momentum in the US by focusing on our core areas of basketball, running and training. We've been driving growth in those areas, simply by delivering excellent product, and captivating brand messages, like those Mark just highlighted.

We also think an area where we've only scratched the surface is the women's fitness category. A couple of years ago, we highlighted this area as a significant growth opportunity. And we've been working hard internally for the last two years, to better align ourselves with this consumer, understanding her product needs, her shopping patterns, et cetera. We have made some dramatic changes in the way we are developing a product, and making it available to her.

I think we can now comfortably say that we are ready to attack this opportunity on a global basis. We have begun sustainable marketing campaigns, tested new product categories, and begun to fine tune our brand presentation at retail. We're starting to see some of the results represented in our futures orders, the response we're having to our new direct catalog for women. And the Nike women's retail format in which we've added three new locations here in the US in Atlanta, Palo Alto, and San Diego. You'll be hearing a lot more on this initiative over the next couple of years.

Another great quality about this quarter's results is the overall performance across the entire portfolio, with almost every single business unit delivering double digit growth in our international regions. We remain very optimistic about our opportunities on a global basis.

In Europe, as you're all aware it's been tough to get a clear read on trends within the big five western European countries.
Softness remains primarily in France, Germany and the Nordic regions as macro economic conditions continue to hinder consumer confidence. We're seeing a strong rebound coming out of Italy, as well as some positive signs coming from the UK. We're gaining confidence that we're finally starting to see an improving UK marketplace.

I feel confident that we have strategies in place that will continue to drive productive and profitable growth in our western European markets, as you can see from our 13 percent revenue growth for the quarter, five percent on a constant dollar basis. We continue to see strong growth coming out of central Europe.
And I'm very encouraged by the early numbers we're seeing from one of our newest entities, Nike Russia. We've identified a number of high potential opportunities in the region, and feel confident that we'll continue to make progress in Europe going forward.

Moving to Asia Pacific, not surprisingly, China remains our fastest country in the region. Our retail presence in China is expanding rapidly. And Nike product can now be found in over 1,500 locations in the country, with almost 1,000 of stores operating as Nike only managed space. We continue to be encouraged by the level of sports enthusiasm in the country and see the basketful and football, or soccer as two of the largest opportunities from a category standpoint. We're already gearing up for the '08 Beijing Olympics, which promises to be one of the most memorable in history. Nike will play a prominent role, as we have signed 21 of China's 28 Olympic teams.

Our Japan business continues to grow, but we've seen some softness in the overall footwear market. We feel confident that we are gaining market share here, as we focus on energizing the demanding Japanese consumer. And Korea continues to be a little slow as we clean up our inventories there.

And finally, the Americas, which turned in one of the strongest quarters we've seen in some time as Don alluded to earlier. Canada, Mexico, Brazil and Argentina all had strong financial performances with both Argentina and Brazil hosting major running events during the quarter.

On the operational front, we continue to improve our systems and processes around design, development, manufacturing, and delivery of product. We've made major progress in implementing systems that give us greater visibility, as Mark said, into our inventories, tighter communication with our manufacturing and retail partners, and greater responsiveness on critical delivery decisions. Mark talked about the inspirational ad we ran following the Red Sox long awaited World Series victory. What I also find inspirational was our ability to, while the champagne corks were still popping in Beantown, create and ship more than 40,000 "Boston Reigns" tee shirts to relieved Sox fans around the country. It's just an example of our improving operational capabilities, but one I thought worth sharing especially for our Boston based shareholders.

As we told you previously, our recent supply chain implementation in Asia puts almost 90 percent of our revenue base on the new system. We feel that we're still in the early innings of the game in terms of realizing these benefits, but many of the improvements we've shown over the last year in inventories, and gross margin improvement can be traced back to some of the new tools we have on our new IT infrastructure.

Finally, before I close, I'd like to welcome Bill Perez to his new home at Nike. I'm looking forward to working with Bill. Learning from him about the challenges of managing a multi brand offense in a global economy. And finally, I'd like to thank Phil for what he has created here at Nike. As we all know, he is the visionary of what is now seen as one of the most recognized and powerful brands in the world. But it's been his leadership and its commitment to the people that work here that has always impressed me most. The next stage of Nike's growth will be every bit as exciting as the last, and we're all looking forward to it.

You know, I've heard many times, Phil asked the question, could he have ever imagined what Nike has become when he and Bill Bowerman started the company 32 years ago. He always answers the same way, he laughs, he smiles, and jokingly he responds, "We're right on plan." I've never thought for one moment that he's joking.

With that, we'll open it up for questions.


Operator: The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the start key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signaled us, and we'll take as many questions as time permits. Once again, press star one.

We'll have our first question from Bob Drbul, Lehman Brothers.

Bob Drbul:  If Phil is still in the room, I have a question...

Philip Knight: I don't know, ask the question, I'll tell you whether I'm here.

Bob Drbul: Well first of all I just wanted to congratulate you on retirement.

Philip Knight:  It's not retirement.

Bob Drbul:  Well good luck with everything, whatever it might be.

Philip Knight:  Thank you.

Pamela Catlett:  Thank you.  Next question.

Bob Drbul: I guess, Phil, when you look at the industry today, and you were to look out five years from today, where do you think the opportunities for both Nike as a company, as well as the industry?

Philip Knight: Well, I think, you know, as Charlie says, the United States in many ways has never been healthier. And he looked at what kind of the forecast was for the industry three years ago in the United States, and it said that there wasn't any growth left.

 So I think that, you know, I'm pretty bullish on the industry both, not just in this country but internationally. And so I love the business that we're in. And I think it's so closely tied to sports, which continues to growth that I'm very optimistic. I'm very optimistic about the industry in the United States, but even more so outside of the United States.

Bob Drbul:  OK.  Well great, good luck.

Philip Knight:  Thanks.

Bob Drbul:  One for Charlie.

Charlie Denson:  Yes, hi Bob.

Bob Drbul:  How are you guys?

Charlie Denson:  Good.

Bob Drbul: On the - just a little bit more color, on the futures trends, within the US business, I guess, overall and within the US business, can you just talk a little bit on the sequential basis of the, you know, the slow down or what you see in the back half of the year, in terms of how we might expect that - the significance of the difference in the numbers?

Charlie Denson: Well I'm not sure I understand your question, Bob, with respect to the futures numbers?

Bob Drbul: Yes, I mean is there - in terms of the order book from let's say the third quarter in to the fourth quarter, is there a dramatic difference in the magnitude of the increase from the third quarter to the fourth quarter?

Charlie Denson: Not a significant difference. I mean there is a little bit of a spread, but there's not a significant difference over the second half.

Don Blair: You know Bob, just to give you a sense of how that plays out through the revenue numbers. As I said earlier, we think that there's going to be a lower level of non futures businesses. And one of the things that's included there, of course, is the licensed business particularly the NBA, but also closeout sales and at once business.

And one of the things I point out here is lower levels of closeouts, and lower levels of at once business in some ways is indicative of a healthier business mix, because we've been establishing a pull model, and I think, our futures growth is really strong. And one of the implications is that our closeouts and our prop businesses are a little bit lower.

You know, and also I think we've been pretty conservative with our shipments of May. It's the first month of fall. We haven't taken any of those orders yet. And so, at this point, you know, we're being a little bit cautious about the fourth quarter in the US.

Bob Drbul: Great and just one final one, Pam, if I might. I guess with $1.7 billion of cash and this might come back to Phil, as well, with a $1.7 billion in cash can you maybe remind us and sort of update us on your thought process around parameters and acquisition criteria for Nike Inc, as you look forward?

Philip Knight: Well, I think, one of the things we don't want to do is let the cash burn a hole in our pocket. And our whole deal on acquisitions is, does it add, is there a synergy with it, and can we manage it. And I think that, with the most recent acquisitions of Converse and Starter, that we really think it fits in with our strategy. But managing those brands is going to be difficult, particularly managing them internationally, and they're both international brands.

So that we're not going to allow it to burn a whole in our pocket. I think we've said in the past and, you know, that we'll look at acquisitions if they make sense. That we'll have a - we have a fairly aggressive stock buyback program. And we have, obviously, increased the dividend. So that, you know, now that we have the cash to do those things, I don't think we should be marked down for it.

Bob Drbul:  Great, thank you very much.

Pamela Catlett:  Thanks, Bob.

Operator: We'll have our next question from John Shanley, Susquehanna.

John Shanley:  Thank you and good afternoon folks.

Philip Knight:  Hi, John.

John Shanley: Don, I wonder if you could give us a little bit more insight in to the type of growth initiatives that you were referring to that maybe accelerated going forward based on the company's strong financial position. And perhaps, an indication of the timeframe that those initiatives may be implemented.

Don Blair: Right. Well I don't want to get in too much granular detail, which for, I think, obvious reasons. But we like the business trends we're looking at in places like China and Russia and Turkey. And, you know, to some degree, there are opportunities there to increase development of the business a little faster. And that means things like sales force, and demand creation and, you know, there's geographic opportunities.

We also think, as I said, there are some category opportunities. Charlie spoke to the women's business which, right now, we have some outstanding results that we're seeing so far, but we think there's more growth opportunity there. And frankly, we also believe that our trends in football have been - I'm talking about international football at this point have been very strong. And we think there's even more growth there for us. So, you know, it's really around sales force, retail development, demand creation, those are the kinds of things that we think let us growth the business.

Charlie Denson: I'll add that we remain bullish on the core sport categories, like I said, in the USA and around the world. So that's definitely going to fuel a lot of our growth.

John Shanley: Super. That's very helpful. And then, Charlie, I had a question. We were hearing a lot of really positive comments from US retailers about exclusive Nike product, particularly in the footwear product category that's doing really well, with the - are the only ones carrying that particular product line, is that a growth momentum and something that you see Nike doing more of as we go forward? And also, are the margins comparable to what you get from your established inline product lines?

Charlie Denson: Yes, John, I think, actually, we've talked about this pretty consistently. We've actually, you know, pulled that back considerably. And I think that's what's driving a lot of the success of the things that are out there. I think we're going to continue to manage it with a pretty tight reign. We feel great about the new technology platforms that we've got coming down the line that Mark talked to in the prepared remarks. And so, we'll continue to use that tool when and where it's appropriate. But I wouldn't see it as a, you know, an expanding part of the product mix.

John Shanley:  And the margins?

Charlie Denson: Well the margins in most cases now, with it used on a limited basis are every bit as healthy as the inline margins. I think, when we overuse those tools, that's when you start to see the margin erosion, and the productivity and profitability erosion that we saw in the late '90s, early, you know, early this decade.

Mark Parker: Yes, I'll just add to, exclusive and limited product is a very powerful tool. We see that. But it has to be very surgically and very carefully. So we're trying to, you know, keep a balance, and really, you know, make sure that the focus is in our inline product.

John Shanley: OK. That's understandable. And Mark what were the ASP and the US footwear in the just concluded quarter, versus the corresponding quarter of a year ago?

Mark Parker:  What was the - what's the trend?

John Shanley: Yes, what was it? You mentioned you're seeing growth in the ASPs, what was the ASP?

Mark Parker: Well I can't give you a specific number. I'll just say that it's been as healthy as it's been over the last probably year or year-and-a-half that we've seen a continued trend for multiple quarters. And this quarter was as strong as we've seen it.

John Shanley:  OK.  Great.  Thanks.

Charlie Denson: John, the high end performance footwear that Don, I think, pointed out in the comments, that's where we're seeing our success.

John Shanley:  OK.  Super guys, thanks.

Operator: And we'll have our next question from Virginia Genereux with Merrill Lynch.

Virginia Genereux: Thank you. Charlie, you mentioned that 90 percent of the business is on the supply chain systems. How much margin opportunity would you guys say you have left, you know, in the US where you keep delivering margin upside here. Sort of in the US? And then, where do you see the kind of non currency related margin opportunity internationally related to supply chain? If you could just talk about that for a moment.


Charlie Denson: Well, I think, Virginia in the current model that we're running right now the US is probably as healthy as any of our financials worldwide. I think they've done a - you guys have seen it, they've done a fantastic job managing their inventory levels down, growing gross margins, the closeout businesses, you know, in the appropriate levels that it should be.

And so, as we continue to work off of the current business model, I think there's a little bit more upside, but we've got to be sensitive to the overall pricing structure of the marketplace. I think, where the differences lie is if we change the way we approach the market, and the way we develop product, the way we bring it to market. That is unlimited. And I think, as we look at towards the future, those are some of the things that we're working on.

On a global basis, I think there's still a considerable amount of upside. That being said, where we've seen the most pressure is more in the elasticity of the market at retail. And making sure that we, you know, we continue to drive a profitable business at both wholesale and retail to keep the energy in the industry moving in the right direction.

Don Blair: Virginia, I just wanted to amplify too, I think, as Charlie said, the US has done the best job of any of the regions in terms of keeping the inventories tight, and, you know, reducing the close out. So I think the US is getting pretty far down that particular curve. The thing the US, though, still has lots of opportunities on, we talked about is gross to net management is an example of reducing claims. We think there's still opportunities in the product cost itself, which is working back the supply chain in to the factory base.

So as Charlie said, the US is pretty far down the track on the close out management, but there's lots of levers to pull. And then, all of those levers still have opportunities in the international regions.

Virginia Genereux: Great, thank you, Don. And then, if I may, sort of a follow on to the old discussion of sort of, you know, higher inventories and some clearance dollars in Europe and Asia.
You obviously dealt with that very effectively.

But as you look out in those two regions, how would you characterize the sort of inventory environment? And do you have any sense that, I don't know, retailers in some of these, you know, tougher markets lately might need to cut back on orders, I don't know for next spring or fall? How do you guys think about that?

Pamela Catlett: Are you talking - Virginia just to be clear, are you talking about the overall health in each of those regions from an inventory level perspective?

Virginia Genereux: Yes, Pam. I'm talking about sort of inventories in the channel. And whether in any of your major markets, you know, via retail might have to cut back on wholesale orders from sort of industry wide?

Charlie Denson: Well, Virginia this is Charlie. I think, I'll take Europe first. We feel - we're very comfortable right now with our European footwear position from an inventory standpoint. We are a little heavy in apparel. And we've seen that, you know, effect some of the orders going forward. We feel pretty good about the product line as we look at and pointing towards World Cup '06.

So I think Europe will sort through its problems. Asia is a much more, you know, country by country conversation. You know, China we're just trying to keep up. And it's moving along quite nicely. We're very pleased with the progress that we've made in China.

Korea, we've talked about in the past. And we're going through a little bit of retail clean up there. We were starting to see some great progress made within the retail channels. And so that's encouraging. And as I talked to you a little bit in my prepared remarks, Japan footwear is - I wouldn't say its slowed down, but its stabilized a little bit in the sense that we've seen unbelievably energy coming out of Japan over quite a sustained period of time.

And I - you know, at some point in time, that was going to slow down a little bit. So we've seen that start to happen. We feel good about our business in Japan. And we think we're gaining market share at a considerable pace there. So overall, it's almost a case by case basis, but I think, on a global scale, I'm very pleased with your position right now and where we're headed.

Virginia Genereux: That's great, Charlie. Just lastly, Don, if I may. You made a comment, I think, answering Bob, you said that you guys were thinking we're going to try to be maybe a little more conservative in Q4 in the US in May. And is that just you thinking, looking back a very strong spring here? Or did I sort of misread that?

Don Blair: No. It's really around how our shipments play out. You know, we feel great about the demand curve we've got in the US and around the world. And in fact, that means we've got to manage our capacity and timing of shipments very carefully. And we don't have visibility yet, to that May period because it's the first month of fall. So we'll have a lot better visibility in 90 days when those 6-1 orders are already in and we'll see how fall is shaping up. And we can give you a better sense of that on the next call.

Virginia Genereux:  OK.  Great.  Thank you.

Operator: And we'll have our next question from Noelle Granger, JP Morgan.

Noelle Grainger:  Hi, there.

Pamela Catlett:  Hi, Noelle.

Noelle Grainger:  Is Phil still around?

Philip Knight:  Yes.

Noelle Grainger:  Hi, Phil.

Pamela Catlett:  Are you trying to get rid of him?  Gees.

Philip Knight:  I'm going to leave right after this question!

Noelle Grainger: Well I just wanted to say congratulations on very good timing.

Philip Knight:  Thank you.

Noelle Grainger: Just curious if you might be able to share with us, what your priorities are going to be as Chairman going forward?

Philip Knight: Well I think, you know, the next six months are going to be a challenge for the organization. As optimistic as I am, I wouldn't under estimate how difficult this is going to be. That basically Nike has a very strong culture. And it's just - we're going to have to - this is going to be the hardest time. This is six months. And so I'm committed to making this work. And I expect to be here full time making that work.

I think it will work. And that - and I think, again, it's in many ways because of the unique personal characteristics of the key people involved. That - and then, beyond that, I think, that obviously that I've - I think I've showed my commitment to the company and it's not going to go away. I think, one of the things we are trying to do is we had a couple of people drop off the Board of Directors. We're looking to get that better. And we have some key additions to that.

And I think that I'll be working with Bill and Mark and Charlie on special projects. And do what I really - a couple of things I do best, I've said is second guess, and the other is managing by meddling. So I'll be doing a little of all of those things.

Noelle Grainger: I'm sure they look forward to it. One other question, if I could, which is just on Europe, and I think, heading in to this year, you guys talked about kind of reinvesting in that business. And you've delivered, you know, a couple of quarters here, a pretty solid constant dollar top line and, you know, 260 basis points on margin.

So I'm wondering kind of where you stand with reinvesting? I assume it's happening. And that it's offsetting some of that gross margin. And, you know, whether you think the current kind of constant dollar growth is sustainable.

Charlie Denson: Yes, Noelle this is Charlie. I think - we talked about a couple of things with respect to Europe going forward.
And I think, part of it is the reinvestment and the other thing is how we continue to manage the brand in the marketplace that supports the growth we're looking for.

One is the investment will continue to come in different forms, central European, eastern European, infrastructure development is moving along nicely, and we like where we're headed there and the response that we're getting in those markets from a demand creation standpoint, and a brand position standpoint. A lot of work going in to retail presentation, and going beyond football. You know, we pretty much kept our eye on the ball, football there, for five years running, six, seven years running now. And I think it's time to start to spread our wings a little bit with respect to how we manage the brand.

And then I think the other thing, you know, we talk a lot about the core sports business, but the active side of the business in Europe is every bit as important, and is influential worldwide as some of the, you know, football and other sports. And so we see some great expansion opportunities on that side. But certainly some of our competition has done well in that arena. And we think there's a big piece of that business that we deserve, and can do a much better job executing against.

So when you stop and think about, you know, how we can still grow in Europe, I think, it's brand positioning and football, going beyond football as far as core sports. We talked about the women's fitness initiative and running is two specific categories. There's still a lot of geographic expansion. And then, you know, this whole active life piece of the puzzle gives you three very significant growth opportunities to key into. So we're pretty excited about Europe. It's a little bit of a retooling period right now. But I'm feeling great about the progress that we're making.

Don Blair: I think, Noelle just to address the economics of what Charlie was just talking about, I think, the investment does continue in the margin lines. And, you know, if you play out the foreign exchange benefit that's out there, some of that is flowing through, and some of it is being reinvested in the marketplace. And I think, you are seeing some of the benefits of that reinvestment. We've got some of the markets in Western Europe are now starting to strengthen. And we've had a pretty continuous level of growth coming out of central Europe.

So I think the way you should think about it going forward economically is we're going to continue to invest in those marketplaces. And we think we can continue to grow it.

Charlie Denson: I would just add one last thing, Noelle. In the most recent NPD figures our number one market share position in football is sustained in the most recent numbers. And in performance football on the pitch, we have now crept to within one point of our good friends from Germany. And feel like things are going really well there. And we're looking forward to the next year, year-and-a-half.

Noelle Grainger: Have some of your efforts outside of football started to yield some benefits in those data points?

Charlie Denson: Yes, very much so. I mean our running business, and the running category, Mark talked a little bit about it in the remarks, as we've seen some great response to that both on the technical higher end, as well as some of the active life businesses.

And then, we're pretty excited about the women's fitness area.

Noelle Grainger:  Great.  Thanks a lot.

Pamela Catlett: Thank you. We're going to have to pick up the pace, because we're about to run out of time.

Operator:  We'll go next to Margaret Mager, Goldman Sachs.

Margaret Mager:  Hi, how are you?

Philip Knight:  Hi, Margaret.

Margaret Mager: Great quarter. I have a question, for Phil on a couple of things he said. First of all, the other brands, if they can get to 25 percent of the business, that would be more than double say over, you tell me the timeframe. I'm wondering if that can be done with what you have in the portfolio currently or if that incorporates additional additions to the other brand piece of the business?

And then, secondly, you talked about all of the opportunities that Nike has what would you be advising Bill Perez, on Nike's biggest challenges, and what issues should he be tackling?

Philip Knight: Well the - I mean first of all that - again, that my comments on 25 percent are not a forecast, it was a state of mind. But yes, it was looking at the kind of portfolio that we have now, and saying what is the potential of Cole Haan? What is the potential of Converse? What is the potential of Starter? And also to a lesser extent, of course, Hurley and Bauer? That - and we think all of those are growth areas that have performed very well the last couple of years. But for quite a period of time, some of those have been a little under managed. And so a lot of more attention can be paid to those that we think we can get a lot out of it.

So yes, we think that that whole area has a lot of room to grow.
So yes, I was limiting to what we have now. And so - and then the other thing is, you asked about Bill, but I don't remember what it was.

Margaret Mager: A lot of talk about lots of great opportunities for Nike but what would you say to your new CEO? What are the biggest challenges? Or, you know, issues that you may advise him to tackle?

Philip Knight: Well one of the nice things, and we've talked about this more than once is that he not only doesn't have to do anything, we hope that he doesn't do anything early on. That he listen and learn. And I think that he's got - he doesn't have to come in here and make some dramatic business decisions in the near term. So his real challenge is to listen and learn and get acclimated to this very unique culture.

Now he's coming from a unique culture which is not totally different from ours. It is different but it's also got some of the same sort of strong sense of personal involvement with the company. And so, I think that's an advantage. That he will have to listen and learn. And then, I think, basically it's how we attack this future to get the most out of what we've got. And we think there's a lot of room to grow.

Margaret Mager: OK. I'll pass the mike to the next speaker. I have a few follow ups.

Pamela Catlett: Thank you, Margaret. We'll take one more question.

Operator:  We'll go next to Jeff Edelman with UBS.

Jeff Edelman: Thank you. Good afternoon. I'll try to be quick. Charlie, I've got a question on the increased penetration in the US. You've expanded distribution channels or let's say you've put more Nike product in some of your existing distribution channels. Has sell through been sufficient to pretty much maintain that level of inventory? Or now with the expanded product at Footlocker, and Finish Line, do we see some of the others contracting somewhat?

Charlie Denson: Well Jeff, I think, first of all, we haven't put that much more product into the pipeline. What you're seeing is more success at the higher end, and, you know, an aggressive improvement in average price per unit. So we don't really feel like we've put that much more product in to the marketplace. As we've talked over the last couple of years, we're very sensitive to how much market or how much product we do put in the marketplace. And really, trying to maintain a strong brand position in what we call, you know, a pull environment.

And that being said, I think that, you know, you've continued to see more consolidation at retail. Athletes Foot this last week. We lost Foot Action last year. There's so much room - there's only so much room in the mall's I think, right now. What we are seeing and what I've been talking about for the last year to hear-and-a-half and really energizes my experiences in the US is, you know, is the new independent retailers that are starting to emerge. And our ability to manage those retailers, and manage the marketplace with that group is exciting.

And I think, the other thing that continues to grow is the dot-com business. And Nike ID is a part of our business that we don't talk very much about but we're very excited about the future of that opportunity. And you've seen some of our online efforts with the new Nike women's catalog, and some of the other things that are going on.

So I think, you know, as Phil said, I still believe that there's a lot of room in the US market for us to grow. And we certainly don't have dominating market share percentages in any category if you think about where we're at, that other consumer product brands enjoy that there's still a lot of upside for us. There's a lot of companies out there over the last five years that have gotten to be over $1 billion in our sector, that quite frankly, we think is an opportunity for us to go after.

Jeff Edelman: OK. And then, just jumping to Europe, the success you've had in central Europe and eastern Europe, has this been one of really getting product into distributors? Is it one of getting in to the retail stores? Are we looking at pipeline fill? Or are we now starting to see this moving out through the consumer sector?

Charlie Denson: Well first of all, we own all of our distribution now, so we're no longer working through any distribution, third party infrastructure in central Europe. So that's been a big chance. To some degree you can see there is some pipeline, you know, management going on, and pipe selling going on. But what I believe is you're seeing an emerging market and an emerging economy that is coming out of central Europe driving, you know, demand. And if you find any time in central Europe, they're every bit as sports fanatical as any other culture in the world. And we're just starting to tap in to that, you know, building infrastructure, building distribution and making product more price accessible to that part of the world.

Philip Knight: You know, Jeff this is Phil, just one other thing. You know, I mean, basically is the pipeline full or not full.
And, you know, you've got tens of thousands of retail accounts around the world that are trying to get a measure on all of that. But for me, the simplest number is the futures number and because that isn't what happened in the last six months, that's what they predict the retailers are predicting is going to happen the next few months.

Jeff Edelman:  Right.  Good point.  Thank you.

Pamela Catlett:  All right, thank you everybody for joining us.
And I wish all of you a very happy holiday season and a wonderful new year. We'll talk to you soon.

Philip Knight:  Happy Holidays everybody.

Don Blair:  Bye-bye.

Operator: That does conclude today's conference call. You may disconnect at this time.

END